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                                                                    EXHIBIT 3.13
                          AMERICAN REALTY TRUST, INC.

                             ARTICLES OF AMENDMENT

                 Decreasing the Number of Authorized Shares of
                   and Eliminating Series C Preferred Stock


     American Realty Trust, Inc., desiring to amend its Articles of Incorporation, as heretofore amended, as more particularly described hereinafter, hereby certifies as follows.

     1. The name of the corporation (the "Corporation") whose Articles of Incorporation, as heretofore amended (the "Articles of Incorporation"), are being amended hereby is

                          American Realty Trust, Inc.

     2. Set forth immediately below is the text of the amendments (the "Amendments") to the Articles of Incorporation being made hereby.

                                      A.

    Section 2 of the Designation (the "Designation") of the authorized number, preferences, limitations and relative rights of the Corporation's Series C 10% Cumulative Preferred Stock is hereby amended to read as follows.

            2. Number of Shares. The number of shares which shall constitute the Series C Preferred Stock shall be such number as may actually be issued by the Corporation, not to exceed a maximum of zero shares.

                                      B.

    The Designation, as amended by item A above, is hereby deleted from the Articles of Incorporation.

Except as hereby amended, the Articles of Incorporation remain and shall remain in full force and effect.

       3. The Amendments were adopted by the Corporation's Board of Directors by unanimous written consent dated January 4, 1999 and signed by the last signing director on January 4, 1999. The Amendments were adopted by the Corporation's Board of Directors without shareholder action. Shareholder action was not required to adopt the Amendments.

  This 4th day of January, 1999.

                                 American Realty Trust, Inc.


                                 By:        /s/ Karl L. Blaha
                                    ----------------------------------------
                                       Karl L. Blaha
                                       President